Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of October 20, 2020 by and between Martin Resource Management Corporation, a Texas corporation (the "Company"), at the request of Martin Midstream GP LLC, a Texas limited liability company (the "General Partner"), and Robert D. Bondurant ("Employee").

In consideration of the respective agreements of the Company and Employee set forth below and other good and valuable consideration, the Company and Employee agree as follows:

1.Employment. The Company shall employ Employee, and Employee shall be employed by the Company and perform services for the General Partner, upon the terms and conditions set forth in this Agreement, which terms and conditions shall be effective as of the Employment Date (as hereinafter defined).

2.Term of Employment. The primary term of this Agreement shall commence on January 1, 2021 (the “Employment Date”) and shall continue until the third anniversary of the Employment Date. Subsequent to the Employment Term, Employee’s employment will be at will.

3.Position and Duties.

(a)During the Employment Term, Employee shall serve as the Chief Executive Officer (“CEO”) of the General Partner and shall have the normal duties, responsibilities, functions and authority of a CEO subject to the power and authority of the Board of Directors of the General Partner (the "Board") to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the General Partner. During the Employment Term, Employee shall report to the Board, and shall perform such duties and responsibilities as the Board shall assign to him from time to time consistent with his position.

(b)During the Employment Term, Employee shall serve the General Partner faithfully and to the best of his ability in a diligent, trustworthy and professional manner and shall devote his attention and efforts to the business of the General Partner. During the Employment Term, Employee shall not serve as an employee, officer or director of, or otherwise perform services for compensation for, any other person or entity without the prior written consent of the Company. Notwithstanding the foregoing, Employee may (i) serve as a director of the Company and its affiliates, including, but not limited to American Steamship Owners Mutual Protection and Indemnity Association, Inc. (an insurer of Martin Midstream Partners L.P.’s marine business), and (ii) participate in charitable (including as a director) and personal investment activities (including as a director of Composite Piping Technology LLC), so long as any such activities or services do not unreasonably interfere with the performance of Employee's duties and responsibilities hereunder or otherwise violate the provisions hereof.

4.Compensation.

(a)During the Employment Term, Employee shall receive an annual base salary of $575,000, which may be increased in the future as determined by the Board ("Base Salary"). This Base Salary shall be paid in installments in accordance with the Company's normal payroll policies and procedures. Employee may receive an annual discretionary bonus as determined by the Board. There is no guarantee that a bonus will be awarded in any particular calendar year.

(b)During the Employment Term, Employee shall be entitled to participate in all employee health and welfare benefit plans and programs of the Company for which employees of the Company are generally eligible in accordance with the terms thereof. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Employee's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(c)The Company shall cause the General Partner to reimburse Employee for all reasonable and necessary out-of-pocket business expenses incurred by him during the Employment Term in the performance of his duties and responsibilities hereunder which are consistent with the General Partner's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the General Partner's normal policies and procedures for expense verification and documentation.

(d)During the Employment Term, Employee shall be entitled to paid vacation in accordance with the Company's then-existing vacation policy for employees.

5.Confidential Information. Employee understands that during the course of his employment relationship with the Company, Employee, in his position of CEO of the General Partner, will have access to valuable information relating to the business and operations of the General Partner that is non-public, confidential, proprietary, and/or trade secret in nature and would be particularly valuable to the General Partner’s competitors, and that the General Partner desires and makes efforts to safeguard the confidentiality of all such information. For purposes of this Agreement, “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the General Partner that is not generally known to persons engaged in businesses similar to those conducted or contemplated by the General Partner, whether produced by the General Partner or any of its consultants, agents or independent contractors or by Employee, and whether or not marked confidential, including, without limitation, information relating to the Company’s and General Partner’s salary information, benefit information, any special employment arrangements, personnel issues, financial matters, cash position, any plans that management may have concerning the operations of the General Partner in general or any specific department, any and all information regarding products and services, business plans, manuals, works of authorship, service techniques, processes, research and development methods or techniques, operating procedures, trade secrets, purchasing methods or practices, employment or personnel data, marketing strategies or techniques, financial information, employee lists, customer lists, vendor lists, and internal notes and memoranda relating to any of the foregoing provided, however, that the term Confidential Information shall exclude (i) any information, knowledge or data which is publicly available from widely circulated information (unless such information has become publicly available due to Employee’s breach of his obligations under this Agreement) or was acquired prior to employment with the Company and (ii) information, knowledge or data provided to Employee by a third person who, by the provision of such information, knowledge or data, is not violating his own duty of confidentiality to the Company or the General Partner.

(a)Non-Disclosure of Confidential Information. Employee agrees that during and after the termination of Employee's employment relationship with the Company, Employee will not communicate, divulge, or make available to any person or entity (other than the General Partner, its customers, or other entities or persons expressly authorized by the General Partner to receive such information or as may be reasonably necessary or required in Employee’s good faith performance of his duties, responsibilities, and function as CEO of the General Partner) any of the aforementioned Confidential Information except upon the prior written authorization of the General Partner or as may be required by law or legal process. Employee further agrees that upon the termination of Employee's employment relationship, Employee will deliver promptly to the General Partner any such information in Employee's possession (whether in electronic or hard copy form), including any duplicates thereof and any notes or other records Employee has prepared with respect thereto. If the provisions of any applicable law or the order of any court would require Employee to disclose or otherwise make available any such information, Employee shall provide the General Partner with prompt prior written notice of such required disclosure and a reasonable opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such information through the appropriate proceedings. Employee also acknowledges and agrees that he is not authorized to access any General Partner information for any purpose other than furthering the business interests of the General Partner and Confidential Information shall not be forwarded to personal email addresses or third parties (except in furtherance of the General Partner’s business) without the express written consent of the General Partner. Employee also is not authorized to delete any such Confidential Information, Work Product (as defined below) or the business information of the General Partner (including all acquisition prospects, lists and contact information) prior to his termination.

(b)Employee may have certain rights under the Defend Trade Secrets Act of 2016, Pub. L. 114-153. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

(c)Employee acknowledges and agrees that the General Partner owns all right, title, and interest in and to all Work Product (as defined below). Employee hereby assigns to the General Partner all right, title, and interest in and to all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patents, patent applications, all other proprietary information, and all similar or related information (in each case whether or not patentable or reduced to practice), all copyrights and copyrightable works, all trade secrets, Confidential Information, and know‑how, and all other intellectual property rights that both (i) are conceived, reduced to practice, developed, or made by Employee during the Employment Term, and (ii) either (x) relate to the General Partner's actual or anticipated business, research and development, or existing or future products or services, (y) are conceived, developed, contributed to, made, or reduced to practice by Employee for or at the direction of the General Partner (either solely or jointly with others) during the Employment Term (including any intellectual property rights), or (z) results from any services performed by Employee for the General Partner during the Employment Term ("Work Product"). Notwithstanding the foregoing, all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patents, patent applications, all other proprietary information, and all similar or related information (in each case whether or not patentable or reduced to practice), all copyrights and copyrightable works, all trade secrets, confidential information, and know‑how, and all other intellectual property rights applicable to Composite Piping Technology LLC’s business shall not be covered by the term Work Product. Any copyrightable work prepared in whole or in part by Employee in the course of Employee's service to the General Partner shall be deemed a "work made for hire" under applicable copyright laws, and the General Partner shall own all right, title, and interest therein and thereto, including all intellectual property rights. To the extent that any such copyrightable work is not a "work made for hire," Employee hereby assigns to the General Partner all right, title, and interest in and to such copyrightable work, including all intellectual property rights. Upon request of the Board, Employee shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after Employee's employment) to establish and/or confirm the General Partner’s ownership of the Work Product (including executing and delivering assignments, consents, powers of attorney, applications and other instruments and providing testimony).

(d)Employee understands that the General Partner will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the General Partner's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Without in any way limiting the provisions of this Section 5 above, Employee will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than personnel and consultants of the General Partner who need to know such information in connection with their work for the General Partner) or use, except in connection with Employee's service to the General Partner, Third Party Information unless expressly authorized by the Board in writing. Employee shall not have the right to access any Third Party Information for any reason other than the furtherance of the General Partner’s business.

6.Noncompetition and Non-solicitation. Employee hereby acknowledges that it is necessary for the General Partner to protect its trade secrets, Confidential Information, and goodwill and other business interests. Employee acknowledges and agrees that the General Partner would be irreparably damaged if Employee, given his important position and intimate knowledge of the General Partner’s business and strategic plans, were to breach or otherwise violate this Section 6 and that any such breach or violation would result in a significant and material loss of goodwill by the General Partner. Therefore, Employee agrees that:

(a)While employed by the Company as CEO of the General Partner, Employee shall not in any area: (i) where Employee has conducted business for the General Partner; or (ii) where Employee has gained knowledge of Confidential Information of the General Partner by virtue of his position as CEO (the "Restricted Territory"), directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in the business of providing, directly or indirectly: (x) marine and other transportation (including the provision of tank trucking services to third parties), terminalling, refining, processing, distribution and midstream logistical services for hydrocarbon products and by-products, including, without limitation, the refining of crude oil into various grades and quantities of naphthenic lubricants, distillates, asphalt flux and other intermediate cuts, (y) manufacturing and marketing fertilizers and related sulfur-based products and (z) lubricants blending and packaging business (collectively, the "Business"); provided that nothing herein shall prohibit Employee from (i) being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as Employee does not have any active participation in the business of such corporation, or (ii) remaining an employee of the Company or assisting the Company with its business after the Termination Date. Employee acknowledges that the Business has been and may be conducted throughout the Restricted Territory and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Business.

(b)During the Employment Term and for a period of twenty-four (24) months after Employee’s termination of employment, except on behalf of the General Partner, Employee shall not, directly or indirectly through another Person, (i) solicit or accept business from, participate in the solicitation of business from, consult with, or render services to any Person that is a current known client or customer of the General Partner, or (ii) induce or attempt to induce any client, customer or other business relation of the General Partner to cease doing or decrease their business with the General Partner, or in any way interfere with the relationship between any such client, customer or other business relation and the General Partner.

(c)During the Employment Term and for a period of twenty-four (24) months after Employee’s termination of employment, Employee shall not, directly or indirectly through another Person, (i) induce or attempt to induce any employee of the Company who provides services to the General Partner to leave the employ of the Company, or in any way interfere with the relationship between the General Partner and any employee providing services to the General Partner or (ii) solicit or hire any person who was an employee of the Company providing services to the General Partner at any time during the six-month period immediately prior to the date on which such solicitation or hiring would take place.

(d)If, at the time of enforcement of Section 5 or this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Employee's services are unique as CEO and because Employee has access to Confidential Information, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or the General Partner or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(e)Employee acknowledges that the provisions of this Section 6 are in consideration of (i) Employee's promotion to the CEO position with the General Partner; and (ii) additional good and valuable consideration as set forth in this Agreement. Employee agrees and acknowledges that the restrictions contained in Section 5 or this Section 6 do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee's ability to earn a living. Employee acknowledges (i) that the business of the General Partner will be conducted throughout the Restricted Territory, (ii) notwithstanding the state of formation or principal office of the General Partner, or any of their respective Employees or employees (including Employee), it is expected that the General Partner will conduct business activities and have valuable business relationships within its industry throughout the Restricted Territory, and (iii) as part of Employee's responsibilities, Employee may be traveling throughout the Restricted Territory in furtherance of the General Partner's business and its relationships. Employee acknowledges that the potential harm to the General Partner of the non‑enforcement of Section 5 or this Section 6 outweighs any potential harm to Employee of its enforcement by injunction or otherwise. Employee acknowledges that Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the General Partner now existing or to be developed in the future. Employee acknowledges that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

7.Termination of Employment. Employee's employment with the Company shall terminate upon the date (the "Termination Date") which is the earliest to occur of: (i) the date of the Company's termination of Employee's employment during the Employment Term at the direction of the Board with or without Cause; (ii) the date of Employee's resignation from the Company; (iii) the date of Employee's death or disqualifying disability (as defined under the Americans with Disabilities Act); or (iv) any termination occurring after the Employment Term. Except as otherwise provided herein, any termination of employment by the Company shall be effective as specified in a written notice from the Company to Employee and shall only be done at the direction of the Board.

8.Payments upon Termination of Employment.

(a)In the event that Employee's employment with the Company is terminated at the direction of the Board without Cause (as defined below) during the Employment Term, then Employee shall be entitled to receive (i) the amount of the remaining Base Salary due through the end of the Employment Term, and (ii) the amount equal to the product of (x) Employee’s most recent annual discretionary bonus awarded by the Board during the Employment Term, if any, and (y) the number of full calendar months remaining under the Employment Term at the time of termination divided by twelve (collectively, the “Termination Amount”). The Termination Amount will be paid in a single, lump-sum payment within thirty (30) days after the date of termination, subject to the requirements of Section 9.

(b)If Employee's employment with the Company terminates during the Employment Term for any reason other than as a result of Employee's termination by the Company at the direction of the Board without Cause, then Employee or his beneficiary or his estate, as the case may be, shall be entitled to receive Employee's Base Salary through the Termination Date and reimbursement for business expenses incurred prior to the Termination Date and shall not be entitled to any other salary, compensation or benefits from the Company thereafter, except as otherwise specifically provided for under the Company's employee benefit plans or as otherwise expressly required hereunder or by applicable law. Subsequent to the Employment Term, Employee’s employment may be terminated for any lawful reason without any final obligation by the Company at the direction of the Board other than salary and unreimbursed business expenses through the Termination Date.

(c)The Company may terminate Employee’s employment for Cause during the Employment Term. For purposes of this Agreement, the Board shall have “Cause” to cause the Company to terminate Employee’s employment hereunder upon:

(i)knowing failure to abide by reasonable rules and regulations governing the transaction of business of the General Partner (as the Board may from time to time approve) after receiving specific written notice thereof from the Board, and Employee has failed to remedy such failure or otherwise correct the conduct at issue within ten (10) days of receiving such written notice;

(ii)the commission of acts while providing services to the General Partner amounting to gross negligence or intentional misconduct;

(iii)misappropriation of funds or property of the General Partner or committing any fraud against the General Partner or against any other person or entity in the course of providing services to the General Partner;

(iv)breach of any fiduciary duty or otherwise obtaining personal profit or benefit from any transaction, which is adverse to the interests of the General Partner or to the protection or benefits of which the General Partner is entitled;

(v)the conviction of a felony or other crime involving moral turpitude; and/or

(vi)any material violation of the terms of this Agreement, which remains uncured by Employee for more than ten (10) days after receiving written notice of such material violation.

9.Compliance; Release; Payment Terms. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be obligated to make any payments to Employee under Section 8 hereof unless Employee shall have signed a customary general release in favor of the Company and the General Partner, all applicable consideration periods and rescission periods provided by law shall have expired, and Employee has not committed an uncured material breach of the terms of Section 5, 6, 10 and 11 hereof resulting in actual harm to the General Partner as of the date of the payment.

10.Return of Records and Property. Upon termination of his employment with the Company for any or no reason, Employee shall promptly deliver to the General Partner any and all of the General Partner’s records and any and all of the General Partner’s property in his possession or under his control, including, without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the General Partner and all copies thereof, and keys, access cards, access codes, passwords, credit cards, computers, telephones and other electronic equipment belonging to the Company or the General Partner.

11.Employee's Cooperation. During Employee’s employment and thereafter, Employee shall cooperate with the Company and the General Partner in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company or the General Partner (including, without limitation, Employee being available to the Company and the General Partner upon reasonable notice for interviews and factual investigations, appearing at the Company's or the General Partner’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company and the General Partner all pertinent information and turning over to the Company and the General Partner all relevant documents which are or may come into Employee's possession, all at times and on schedules that are reasonably consistent with Employee's other permitted activities and commitments). In the event the Company or the General Partner requires or requests Employee's cooperation in accordance with this Section 11, the Company or the General Partner, as applicable, shall reimburse Employee for reasonable travel expenses (including lodging and meals) upon submission of receipts and, so long as Employee’s employment has been terminated, compensate Employee at the agreed hourly rate of $200/hour.

12.Miscellaneous.

(a)Except as provided in this Section 12, all matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Texas.

(b)This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(c)No amendment or modification of this Agreement shall be deemed effective unless made in writing and executed and delivered by Employee and the Company (with the approval of the Board).

(d)No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. This Agreement shall in no way affect any prior-existing agreement between Employee and the General Partner, including, but limited to, those agreements related to awards under the Martin Midstream Partners, L.P. 2017 Restricted Unit Plan.

(e)This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except as provided herein. The Company at the direction of the Board may, without the consent of Employee, assign and/or transfer its rights and obligations under this Agreement to any corporation or other business entity to which the General Partner may sell or transfer all or substantially all of its assets, provided that such assignee or transferee assumes the Company's obligations hereunder in writing. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for purposes of all terms and conditions of this Agreement, including this Section 12).

(f)This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute one and the same instrument.

(g)The captions and section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(h)The Company shall be entitled to deduct or withhold from any amounts owing from the Company to Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes ("Taxes") imposed with respect to Employee's compensation or other payments from the Company (including, without limitation, wages and bonuses). In the event the Company does not make such deductions or withholdings, Employee shall indemnify the Company for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto

(i)The Company and Employee agree that this Agreement replaces that certain Employment Agreement between the Company and Employee dated November 15, 2012 (the “Original Agreement”) and that the Original Agreement is terminated by mutual agreement as of the Employment Date.

(j)The General Partner is an intended third-party beneficiary of this Agreement and shall be entitled to enforce the provisions hereof against Employee.

The General Partner has executed this Agreement solely for the purpose of acknowledging its obligation to reimburse the Company for all expenses incurred hereunder.

IN WITNESS WHEREOF, Employee, the Company and the General Partner have executed this Agreement as of the date set forth in the first paragraph.

MARTIN RESOURCE MANAGEMENT CORPORATION

By:/s/ Ruben S. Martin, III
Ruben S. Martin, President and Chief Executive Officer

COMPANY

/s/Robert D. Bondurant
Robert D. Bondurant
EMPLOYEE

Executed by the General Partner solely to evidence its obligation to reimburse the Company for all expenses incurred by the Company hereunder.

MARTIN MIDSTREAM GP LLC

By:/s/ Ruben S. Martin, III
Ruben S. Martin, President and Chief Executive Officer

GENERAL PARTNER